Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the Closing (as defined below) by and between Tanya Domier (the “Executive”) and Advantage Sales & Marketing LLC (the “Company”).

WHEREAS, Executive is party to an Amended and Restated Employment Agreement with the Company entered into as of September 10, 2010 (“Existing Employment Agreement”);

WHEREAS, ASM Intermediate Holdings Corp. II has entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), as of November 24, 2010, by and among Advantage Sales and Marketing Holdings LLC, ASM Intermediate Holdings Corp. II a Delaware corporation and a direct wholly-owned subsidiary of Advantage Sales and Marketing Holdings LLC and AGS Acquisition Co., a Delaware corporation (the “Buyer”);

WHEREAS, Executive and the Company seek to enter into an Amended and Restated Employment Agreement, effective as of the consummation of the transactions contemplated by the Stock Purchase Agreement (the “Closing”);

WHEREAS, the Company desires to obtain the benefit of the experience, supervision and services of the Executive in connection with the operation of the Company and desires to employ the Executive upon the terms and conditions hereinafter set forth, and the Executive is willing and able to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts continued employment with the Company. Executive represents that (a) she is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by her of any agreement to which she is a party or by which she may be bound, (b) she has not, and in connection with her employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which she is or may be bound, and (c) in connection with her employment with the Company she will not use any confidential or proprietary information she may have obtained in connection with employment with any prior employer (other than the Company and its predecessors prior to the Closing).

2. Employment Duties. During the Term (as defined below), the Executive shall serve as President and Chief Operating Officer of the Company, subject to the direction and control of the Chief Executive Officer of the Company, and shall perform such duties consistent with the responsibilities of a President and Chief Operating Officer. The Executive shall also serve on request during all or any portion of the Term as an officer and/or director of any of the

Company’s subsidiaries or affiliates as the Board of Directors of the Company (the “Board”) may deem appropriate, without any additional compensation therefor. During the Term, the Executive will use her best efforts to advance the interests of, and devote her full business time and attention to, the Company’s business and affairs. Executive may engage in appropriate civic, charitable or religious activities, unless the Board in the good faith exercise of reasonable business judgment shall have determined that such activities interfere or conflict with Executive’s responsibilities and are contrary to the Company’s interests. Except as set forth above, Executive will not engage in any other business activities (whether or not she receives any compensation therefor) without the prior written consent of the Board.

3. Term of Employment. The initial term of the Executive’s employment hereunder shall commence on the Closing and continue until the third anniversary of the Closing (the “Initial Term”). The term of the Agreement shall automatically renew for additional one (1) year periods (the “Renewal Periods” and together with the Initial Term, the “Term”) unless a notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the Term.

4. Place of Employment. The Executive’s principal place of employment shall be at Irvine, California.

5. Compensation: Reimbursement. During the Term, the Company shall pay or provide to the Executive, in full satisfaction for her services provided hereunder, the following:

5.1 Base Salary. During the Term, the Company shall pay the Executive a base salary of $650,000 per year (“Base Salary”), subject to annual review, payable in accordance with the payroll policies of the Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”). The Base Salary may only be reduced if the Company’s EBITDA for any calendar year is less than $185 million; provided, however, that (i) any such reduction must be part of a reduction in the base salary of all executive officers of the Company, and (ii) in no event may the Base Salary be reduced below 90% of the Base Salary provided for in this Agreement. In addition, if the Company’s EBITDA exceeds $185 million in any calendar year following a reduction in the Executive’s Base Salary, the Executive’s Base Salary before any such reduction shall be reinstated for the next calendar year of the Term.

5.2 Cash Bonus. Executive shall be entitled to receive a bonus pursuant to the terms of the Executive Bonus Plan approved by the Board. If Executive earns a bonus in accordance with the Executive Bonus Plan and performance criteria, Executive’s bonus will be paid in the calendar year immediately following the year to which the bonus relates, on or about March 15 of such year, or, if later, as soon as practicable following the completion of the Company’s audited financial statements for the year to which the bonus relates, and in no event later than December 31 of the calendar year immediately following the year to which the bonus relates, provided that Executive is employed on December 31 of the calendar year to which the bonus relates.

5.3 Expenses. During the Term, the Company will pay or reimburse the Executive for ordinary and reasonable business-related expenses the Executive incurs in the performance of his duties upon presentation of appropriate documentation. The Company’s maintaining expense reimbursement policies for senior executives consistent with current levels shall be subject to review and approval of the Compensation Committee of the Board (the “Compensation Committee”), which shall make such determinations based on Company performance and industry standard and as needed to comply with applicable law. For business travel, it shall be reasonable to purchase (i) a first class ticket for flights that are longer than two hours, if reasonable efforts to obtain an upgrade of a coach ticket are unsuccessful, (ii) lodging at four star or equivalent hotels and (iii) one airline club membership. In accordance with standard terms and conditions, the Executive will be eligible for a company credit card to pay for business expenses, in accordance with the Company’s policies. In addition, the Company shall reimburse the Executive for (x) recreational and dining club dues and (y) rental of entertainment property to the extent that the Executive provides supporting receipts and other appropriate documentation showing that all such rental expenditures were for business purposes; provided that the aggregate of such dues and rental fees in any year shall not exceed two percent (2%) of Executive’s Base Salary.

5.4 Benefits.

(a) During the Term, the Executive shall be entitled to participate in all health, life, disability and other benefits generally made available from time to time by the Company to its senior executives; provided, however, that the Company shall be entitled to amend, modify or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.

(b) During the Term, the Company shall maintain and the Executive shall be eligible to participate in the Company’s Exec-U-Care Plan, the Company’s executive long-term disability plan, and other benefit programs; provided, however, that the Company shall be entitled to amend or modify any such plans (collectively, the “Benefit Plans”). Further, the Company’s maintaining any or all of the Benefit Plans for senior executives consistent with current levels shall be subject to review and approval of the Compensation Committee, which shall make such determinations based on Company performance and industry standard and as needed to comply with applicable law.

(c) If and to the extent the Company terminates any of the “Benefit Plans”, the Executive shall be eligible to receive additional compensation in the form of salary equal to the cost to the Executive of securing such benefits through the Company or independently, whichever is lesser, subject to the review and approval of the Compensation Committee.

(d) If desired by the Company, the Company may seek to obtain a “key man” life insurance policy on the Executive’s life, at the Company’s sole expense and with the Company as the sole beneficiary thereof. The Executive shall (i) cooperate fully with the Company in obtaining such life insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations.

5.5 Automobile Allowance. The Company will provide the Executive with an automobile allowance in the amount not to exceed $2,000 per month for the cost of leasing and operating an automobile, subject to such policies as may from time to time be established and amended by the Company.

5.6 Vacation. The Executive shall be entitled to paid vacation on an as needed basis, subject to the approval of the person to whom the Executive reports, so long as her absence from work does not interfere with the performance of her job duties and the interests of the Company. (Notwithstanding this provision, the Executive shall be eligible for 40 hours of sick time per year in accordance with the Company’s sick time policy and entitled to any leave of absence for which she would otherwise be eligible in accordance with Company policy or any applicable state or federal law).

6. Termination. The Executive’s employment hereunder may be terminated prior to the expiration of the Term as follows:

6.1 Upon Death or Disability. If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Board, is unable to perform her duties hereunder (with or without reasonable accommodation) for a period of 26 weeks during any twelve (12) month period during the Term (a “Disability”), the Company may terminate the Executive’s employment hereunder. In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (a) make herself available for medical examinations by one or more physicians chosen by the Board and reasonably acceptable to the Executive and (b) to the extent reasonably necessary to make such determination, grant to the Board and any such physicians access to all relevant medical information concerning her, arrange to furnish copies of her medical records to the Board and use her best efforts to cause her own physicians to be available to discuss her health with the Board and the Board will keep such records and information confidential except as reasonably necessary to make such determination. If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of her death. If the Executive’s employment is terminated on account of the Executive’s Disability or death, the Executive shall be entitled to receive: (A) the Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Section 5.3; (C) such employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company as of the date of such termination pursuant to the terms thereof (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”); and (D) any bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year (“ Accrued Bonus”). In addition, if the Executive’s employment is terminated on account of the Executive’s Disability or death, the Company will pay to the Executive or the Executive’s legal representative the Base Salary for 12 months, less any amounts received by the Executive under the Company’s disability policies, if applicable. Such payments will be made in equal installments in accordance with the Payroll Policies for 12 months following such termination. The Executive will also, in the case of a termination for Disability, be entitled to health insurance coverage to the extent permissible under the Company’s health insurance plans (as in existence and as may be amended, modified or terminated by the Company from time to time), for 12 months following the date of such termination. Following such termination of the Executive’s employment on account of the Executive’s Disability or upon the Executive’s death, the Executive shall have no further rights to any compensation or any other benefits with respect to her employment with the Company except as set forth in this Section 6.1.

6.2 For Cause. The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, which continues beyond the period specified below, or if no such period is specified, after a reasonable opportunity to cure (except in the case of matters which the Board determines in good faith are not able to be cured), for Cause (as defined below). If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive the Accrued Rights. Following a termination of the Executive’s employment by the Company for Cause, the Executive shall have no further rights to any compensation or any other benefits with respect to her employment with the Company except as set forth in this Section 6.2. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(a) dishonesty or gross negligence in the performance of the Executive’s duties hereunder or the Executive’s willful and continued failure to perform her duties hereunder in all material respects (other than as a result of a Disability), which continues beyond 10 calendar days after a written demand for substantial performance specifying such failure(s) is received by the Executive from the Company;

(b) intentional misconduct in connection with the performance of the Executive’s duties, which continues beyond 10 calendar days after a written demand to cease such conduct is received by the Executive from the Company;

(c) the Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude;

(d) a material breach by the Executive of this Agreement; or any restrictive covenant(s) entered into by and between the Company and the Executive including, without limitation, the the Confidentiality, Non-Solicitation and Non-Competition Agreement dated as of March 2, 2006, by and between the Company and the Executive (the “Restrictive Covenant(s)”),

which breach, if curable, continues beyond, or is not cured within, 10 calendar days after a written notice specifying such breach is received by the Executive from the Company;

(e) the Company, after reasonable investigation, finds that the Executive has violated material written policies of the Company, including, but not limited to, policies and procedures pertaining to harassment or discrimination, which violation, if curable, continues beyond, or is not cured within, 10 calendar days after a written notice specifying such violation is received by the Executive from the Company;

(f) a failure or refusal by the Executive to comply with a written directive from the Board (unless the Executive reasonably believes such directive represents an illegal act), which continues beyond 10 calendar days after a written demand for substantial performance specifying such failure(s) is received by the Executive from the Company; or

(g) confirmed positive illegal drug test result for the Executive, after the Executive has been given a reasonable opportunity to present evidence refuting such result to the Board.

6.3 Without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive. If the Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to receive the Accrued Rights and any Accrued Bonus. In addition, if the Executive’s employment is terminated by the Company without Cause, the Executive will be entitled to receive as severance her Base Salary for 24 months (the “Severance Period”). Such payments will be made in equal installments over the Severance Period in accordance with the Payroll Policies. The Executive will also be entitled to health insurance coverage, to the extent permissible under the Company’s health insurance plans (as in existence and as may be amended, modified or terminated by the Company from time to time), for the Severance Period. Provided, that if the Executive becomes covered by the health insurance policy of any subsequent employment during the Severance Period, the continuation of such health insurance coverage shall cease. Following a termination of the Executive’s employment by the Company without Cause, the Executive shall have no further rights to any compensation or any other benefits except as set forth in this Section 6.3.

6.4 Resignation Without Good Reason. The Executive may terminate her employment without Good Reason (as defined below) upon three (3) months prior written notice to the Board, which notice period may be reduced by the Board upon receipt of such notice. In the event of such a termination, the Executive shall be entitled to receive the Accrued Rights. Following a termination of the Executive’s employment by the Executive without Good Reason, the Executive shall have no further rights to any compensation or any other benefits except as set forth in this Section 6.4.

6.5 Resignation For Good Reason. The Executive may terminate her employment for Good Reason (as defined below) if she provides three (3) months prior written notice to the Company, which notice period may be reduced by the Board upon receipt of such notice. Upon such a termination, the Executive will be entitled to receive the Accrued Rights and any Accrued Bonus. In addition, if the Executive’s employment is terminated by the Executive for Good Reason, the Executive will be entitled to receive as severance her Base Salary for the Severance Period; provided, however, that if the Executive terminates employment under Section 6.5(e), the Severance Period for this Section 6.5 will be twelve (12) months. Such payments will be made in equal installments over the Severance Period in accordance with the Payroll Policies. Executive will also be entitled to health insurance coverage, to the extent permissible under the Company’s health insurance plans (as in existence and as may be amended, modified or terminated by the Company from time to time), for the Severance Period; provided, that if Executive becomes covered by the health insurance policy of any subsequent employment during the Severance Period, the continuation of such health insurance coverage shall cease. Following a termination of the Executive’s employment by the Executive for Good Reason, the Executive shall have no further rights to any compensation or any other benefits except as set forth in this Section 6.5.

The Executive shall have “Good Reason” for termination of her employment hereunder if, other than for Cause, any of the following has occurred:

(a) a reduction in the Base Salary other than as described under Section 5.1 of this Agreement;

(b) the Company has reduced or reassigned, in any material respect, the duties and responsibilities of the Executive hereunder as President and Chief Operating Officer and such event has not been rescinded within 60 business days after the Executive notifies the Company that Executive objects thereto;

(c) the movement by the Company, without the Executive’s consent, of the Executive’s principal place of employment to a site that is more than 50 miles from the Executive’s principal residence;

(d) the failure to appoint Executive as the Chief Executive Officer of the Company upon the Company’s current Chief Executive Officer ceasing to be Chief Executive Officer for any reason;

(e) delivery by the Company to the Executive of notice of non-renewal under Section 3.0 of this Agreement; or

(f) any other material breach by the Company of this Agreement.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his/her employment in connection with any of the foregoing events unless (1) Executive provides the Company with three months prior written notice of such termination, and such notice is provided within ninety days of the initial occurrence of the event constituting Good Reason, (2) such termination is conditioned upon the Company failing to cure the event constituting Good Reason within the thirty-day period following provision of notice, and (3) the Company fails to cure such event constituting Good Reason within such thirty-day period.

6.6 Release. Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 6.1 (in the case of termination for Disability), 6.3 or 6.5, the Executive must (a) execute and deliver to the Company a general release, substantially in the form attached hereto as Exhibit A (as may be modified only to the extent necessary to (i) have the same legal effect on the date of execution as it would if it were executed on the Closing, and (ii) be in accordance with the limitations and requirements of applicable law), and (b) be and remain in compliance in all material respects with her material obligations under this Agreement and the Restrictive Covenant(s). In the event that the Executive materially breaches her obligations hereunder or under the Restrictive Covenant(s), any and all payments or benefits provided for in Sections 6.1, 6.3 and 6.5 shall cease immediately.

6.7 Reduction of Severance. Except as provided above, the amount of any severance payment or benefit shall not be reduced or offset by reason of any compensation earned by the Executive from a subsequent employer, and the Executive will not be under any obligation to seek other employment or to take any other actions to mitigate any severance payments or benefits amounts payable to the Executive.

6.8 Resignations. The Executive shall be deemed to have voluntarily resigned from each officer and each director position she holds with the Company and/or any of its subsidiaries upon the termination of her employment for any reason. The Executive agrees to provide the Company with any documentation reasonably requested by it to evidence such resignation(s) promptly following the Company’s request.

6.9 Sole and Exclusive Remedy. It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 6 shall be the Executive’s sole and exclusive remedy in the case of termination and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.

6.10 Return of Information. On or before the termination of Executive’s employment, or at any time upon demand of the Company, for whatever reason, Executive will return to the Company, all Company property, equipment, confidential information, records electronically stored data and other materials relating to Executive’s employment, including tools, documents, papers, computer software, and passwords and other identification materials. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, or agents that may be in Executive’s possession or control.

7. Non-Disparagement; Survival.

7.1 Non-Disparagement. In consideration of the Company’s obligations hereunder, the Executive shall not, during the Term and for a period of 24 months thereafter: (i) make any statement disparaging or criticizing the Company, or any products or services offered by the Company or any of its affiliates, or (ii) make any other statement which would be reasonably expected to (a) impair the goodwill or reputation of the Company or (b) impair the goodwill or reputation of any products or services offered by the Company or any of its affiliates. For avoidance of doubt, the foregoing shall not prohibit the Executive during the Term from discharging his duties by providing constructive criticism to his peers and superiors within the Company concerning the Company’s products and services for the purpose of improving their quality and efficiency or from responding to a valid subpoena or other form of legal process.

7.2 Survival. The covenants, provisions, terms and conditions of Sections 6 and 7 of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment regardless of the circumstances of or reason for such termination.

8. Certain Agreements.

8.1 Customers, Suppliers. The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any clients or customer of or supplier to the Company, other than (i) the ownership of less than five percent (5%) of the securities of any class of corporation whose shares are listed or admitted to trade on a national securities exchange or are quoted on Nasdaq or a similar means if Nasdaq is no longer providing such information or (ii) as otherwise set forth on Schedule A attached hereto.

8.2 Code of Conduct. The Executive has reviewed and is familiar with the Company’s Code of Conduct.

9. Necessary Amendments to Comply with Section 409A. The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or be provided in a manner that complies with Section 409A of the Code and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Section 6 shall be delayed for a period of six (6) months following the Executive’s termination of employment to the extent and up to the amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. The release to be executed pursuant to Section 6.6 shall be executed by Executive no later than thirty (30) days following Executive’s separation from service (such date, the “Release Date”), and if Executive fails or refuses to do so, Executive shall forfeit the right to such severance compensation as would otherwise be due and payable. If Executive executes such release, payment of the severance compensation that becomes payable hereunder shall commence on the Company’s first payroll date that is coincident with or immediately following the Release Date, and Executive shall receive any severance compensation that otherwise would have been paid prior to such payroll date absent the application of this Section 9 in a lump-sum payment on such payroll date.

10. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a) For notices and communications to the Company

Advantage Sales & Marketing LLC

18100 Von Karman, Suite 1000

Irvine, CA 92612

Fax: 858-431-1150

Attention: Tania King, Esq.

(b) For notices and communications to the Executive, to the address or facsimile set forth below her signature hereto. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

11. General.

11.1 Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Irvine, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator’s decision on the merits.

Notwithstanding the paragraph above, the Company or the Executive shall be entitled to bring an action for equitable relief, including injunctive relief and specific performance in any court of competent jurisdiction.

11.2 Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.3 Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of her employment by the Company or reasons for the cessation of such employment, and inure to the benefit of her administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by her. The Company may assign this Agreement and its rights, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; or (b) to any wholly owned subsidiary of the Company, provided that the Company shall remain liable for all of its obligations hereunder. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

11.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

11.5 Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

11.6 Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including but not limited to that certain Amended and Restated Employment Agreement entered into as of September 10, 2010, by and between Advantage Sales & Marketing LLC and the Executive, and this Agreement is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of December 17, 2010.

ADVANTAGE SALES & MARKETING LLC

By:	/s/ Sonny King
Name: Sonny King
Title: Chief Executive Officer

EXECUTIVE

/s/ Tanya Domier
Tanya Domier

Address and Facsimile:

18100 Von Karman Ave. Ste. 1000 Irvine, CA 92612 Fax: (949) 797-9110

[Signature Page to Employment Agreement]

Exhibit A - Form of General Release

SEPARATION AND RELEASE AGREEMENT

Date

Employee’s Names

Address

Dear Employee’s Name:

This letter sets forth the terms of the Separation and Release Agreement (“Agreement”) between you and Advantage Sales & Marketing LLC (the “Company”). This Agreement will become effective on the eighth (8th) day after you sign it and you will then be eligible to receive any benefits to which you are entitled under Section 6[ ] of your Employment Agreement. This Agreement supplements and is incorporated into your Employment Agreement as if the terms of this Agreement were set forth in your Employment Agreement.

1.	RELEASE AND COVENANT NOT To SUE

You release and forever discharge each of the Released Parties (as defined below) from any and all charges, claims, damages, injury and actions, in law or equity, that you or your heirs, successors, executors, or other representatives ever had, now have, or may have, whether known or unknown, by reason of any act, omission, matter, cause or thing through the date you sign this Agreement[, arising from or related to your employment with the Company or the termination of such employment]. The “Released Parties” are the Company and its former or current successors, predecessors, subsidiaries, affiliates, members, assigns (collectively, “the Entities”) and the Entities’ former or current directors, officers, employees, members, agents, and attorneys. You understand that this is a General Release of all claims you may have against any of the Released Parties based on any act, omission, matter, case or thing relating to your employment through the date you sign this Release, whether known or unknown, including but not limited to any claims arising out of relating to (i) any federal, state, or local statute or regulation of any kind relating to your employment (ii) any contract, agreement, policy or plan relating to your employment including but not limited to the Employment Agreement [and the Restricted Unit Award Agreement entered into between you and Advantage Sales And Marketing Holdings, LLC]; (iii) any common law right of any kind relating to your employment, including, without limitation, any of claim arising from any purported tortious conduct by any of the Released Parties.

Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of the Company relating to your employment, you expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, or any similar statute, and acknowledge that this Agreement is intended to include and discharge all claims which you do not know or suspect at the time you sign this Agreement.

You realize there are many laws and regulations governing your employment relationship with the Entities. These include, but are not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Acts of 1964; the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employees Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); other state, local, and federal employment laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment and the services you provided to the Company. By signing this Agreement, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing relating to your employment through the date you sign this Agreement. Your execution of this Agreement operates as a complete bar and defense against any and all of your claims relating to your employment against the Released Parties.

You also agree not to initiate, join, or voluntarily participate in any action in any court or to accept any damages or other relief from any proceeding brought by anyone else based on any act, omission, matter, cause or thing relating to your employment through the date you sign this Agreement.

You have been advised before signing this Agreement to review it with an attorney of your own choice as well as any other professional, such as an accountant or financial advisor, whose advice value before signing it. You have twenty-one (21) calendar days from the date you receive this Agreement to consider whether to sign this Agreement. If you choose to sign the Agreement before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

2

You understand that after you sign this Agreement, you have seven (7) days in which to revoke it by delivering a written notice to the Chairman of the Board before the end of the seven-day period. Your signature below indicates that you understand this Agreement and have voluntarily agreed to it.

2.	CONFIDENTIALITY

You agree that the existence of this Agreement and its terms and conditions shall be kept and remain strictly confidential except to the extent that disclosure is required by law or regulations of any governmental authority, and, as to the Company only, in connection with the conduct of its business, or, as to you only, in connection with disclosure to your attorneys, accountants, financial advisors and immediate family, provided, however, that you shall instruct your attorneys, accountants, financial advisors and immediate family to keep such information in strictest confidence.

3.	COOPERATION IN LEGAL PROCEEDINGS

You agree to reasonably cooperate with the Company, and any of their subsidiaries or affiliated companies (collectively, the “Companies”) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any of the Companies, which relate to events or occurrences that transpired while you were employed by any of the Companies. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of any of the Companies. You also agree to reasonably cooperate with any of the Companies in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by any of the Companies. You understand that in any legal action, investigation, or review covered by this paragraph that the Company expects you to provide only accurate and truthful information or testimony. The Company agrees to reimburse you for all reasonable expenses that the Company determines are reasonable that you incur in cooperating in any such legal actions. For avoidance of doubt, nothing in this section is intended to require you to provide anything but truthful testimony in the event you are called to testify.

4.	RETURN OF PROPERTY/COMPLIANCE WITH PRIOR AGREEMENTS

You hereby confirm that you have delivered to the Company all property of the Company, including, without limitation, any computers, customer lists and information, business plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and software, and other materials containing the Company’s intellectual property or ideas, and all copies thereof, and all other materials, including those of a secret or confidential nature, relating to the Company’s business that are in your possession, custody or control.

3

You confirm you will comply with your obligations under your Employment Agreement (other than your obligations pursuant to Section 2 thereof), the limited liability company agreement (the “LLC Agreement”) of Advantage Sales and Marketing Holdings, LLC and the Confidentiality, Non-Solicitation and Non-Competition Agreement. In the event that you materially breach your obligations under this Agreement, the Employment Agreement, the LLC Agreement or the Confidentiality, Non-Solicitation and Non-Competition Agreement, any and all payments or benefits provided under Section 6[ ] of the Employment Agreement (as referenced above) shall cease immediately.

5.	MISCELLANEOUS PROVISIONS

A. No oral understanding, statements, representations, promises or inducements contrary to the terms of these agreements exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the Parties.

B. You agree not to apply for a position as an employee or other position with the Company, its subsidiaries or affiliates.

C. This Agreement shall extend to, be binding upon, and inure to the benefit of you and the Company and their respective successors, heirs, legal representatives and assigns;

provided that your rights, duties and obligations hereunder may not be delegated, transferred or assigned by him, in whole or in part, in any manner.

D. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Irvine, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall, to the fullest extent permitted by law, be determined by the arbitrator and shall be proportional to the arbitrator’s decision on the merits.

4

Notwithstanding the paragraph above, the Company and the Executive shall be entitled to bring an action for equitable relief, including injunctive relief and specific performance in any court of competent jurisdiction.

E. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Very truly yours,

Date

On Behalf of

Advantage Sales & Marketing LLC

By signing below, I do hereby certify that I understand and accept the terms of this Separation and Release Agreement.

Date

5

Schedule A—Certain Interests in Customers or Suppliers

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